EXHIBIT 99.1


              PEOPLE'S LIBERATION PARTNERS WITH CHARLOTTE RUSSE IN
                    EXCLUSIVE PRODUCT DISTRIBUTION AGREEMENT

      POPULAR PREMIUM BRAND DENIM, CASUAL KNITS, ACTIVEWEAR AND ACCESSORIES
               TO BE OFFERED EXCLUSIVELY AT CHARLOTTE RUSSE STORES

                   AVAILABLE IN STORES FOR BACK-TO-SCHOOL 2009

                   ------------------------------------------

LOS ANGELES AND SAN DIEGO, December 18, 2008 -- People's Liberation, Inc. (OTCBB: PPLB), a leading provider of premium denim and branded apparel for young women, and Charlotte Russe Holding, Inc. (Nasdaq: CHIC), a top specialty retailer, today announced a collaboration under which Charlotte Russe will become the exclusive distributor in North and Central America of People's Liberation's specially designed apparel and accessories. Under the multi-year agreement, People's Liberation will design, source and produce branded premium denim, casual knits, activewear and accessories for sale exclusively in Charlotte Russe stores. The partnership -- which joins two recognized names in fashionable apparel -- increases the accessibility of People's Liberation popular premium brand apparel and accessories, and caters to the brand, style and value preferences of today's dynamic and fashion-savvy Teens and Young Women.

People's Liberation was launched in 2004 targeting fashion-forward consumers. The Company has since positioned itself as an important fashion brand in the premium denim world. People's Liberation denim, knits and activewear, currently sold in select boutiques and department stores including Nordstrom, Bloomingdales, Neiman Marcus, Kitson, Atrium, and Fred Segal, will become available exclusively through Charlotte Russe.

Jennifer Salopek, Chairman of Charlotte Russe, stated, "We are excited to be partnering with People's Liberation. This collaboration represents an important strategic step in redefining the Charlotte brand and further reinforces our positioning as the store of choice for fashion conscious young women looking for great value."

"We look forward to growing the People's Liberation brand with our new partner, Charlotte Russe, and are happy to work with such a focused retailer whose consumers appreciate both great fashion and value," noted Colin Dyne, Chief Executive Officer of People's Liberation. "We believe that rolling out People's Liberation apparel and accessories into the Charlotte Russe customer base will strategically enhance sales for both our Company and Charlotte Russe while keeping the DNA and integrity of the People's Liberation brand."

"People's Liberation is a strong collection that adds another level to our already thriving denim and casual apparel business," said Emilia Fabricant, President and Chief Merchandising Officer, Charlotte Russe. "Its quality and modern designs allow us to meet our customers' need for branded premium denim, while still offering them significant value. I look forward to working with the talented team at People's Liberation as we introduce the Charlotte shopper to these exciting selections through creative and new merchandising initiatives in our stores."

The People's Liberation product will launch in Charlotte Russe stores for the Back-to-School season of 2009. People's Liberation denim, knits and activewear will also be available exclusively online at www.charlotterusse.com.


ABOUT CHARLOTTE RUSSE

Charlotte Russe, based in San Diego, California, is a growing, mall-based specialty retailer of fashionable, value-priced apparel and accessories. The Company is focused on providing exciting, fashion-forward merchandise that appeal to customers across age and socioeconomic boundaries, with a core emphasis on the lifestyle trends of young women in their Teens and Twenties. The majority of the merchandise sold at Charlotte stores is under proprietary labels, including Charlotte Russe, Refuge and blu Chic. The remainder of Charlotte's merchandise consists of nationally-recognized brands popular with young women. As of September 27, 2008, the Company operated 487 stores throughout 45 states and Puerto Rico. For more information about the Company, please visit www.charlotterusse.com.

ABOUT PEOPLE'S LIBERATION, INC.

Los Angeles-based People's Liberation markets and sells high-end casual apparel under the brand names "People's Liberation," "William Rast" and, in the United States, "J. Lindeberg." The majority of the merchandise the company offers consists of premium denim, knits, wovens, golf wear and outerwear for men and women. In the United States, People's Liberation, William Rast Sourcing and J. Lindeberg products are distributed to boutiques, specialty stores and better department stores, such as Nordstrom, Bloomingdales, Saks Fifth Avenue, Neiman Marcus and Fred Segal. The Company also markets and sells J. Lindeberg branded apparel through its flagship retail store in New York City. Internationally, in select countries, People's Liberation and William Rast products are sold directly and through distributors to better department stores and boutiques throughout the world. The Company also sells merchandise on its websites www.peoplesliberation.com, www.williamrast.com and the America section of www.jlindebergusa.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements that the collaboration between Charlotte Russe and People's Liberation will enhance product sales or otherwise be successful. Factors which could cause actual results to differ materially from these forward-looking statements include the companies' ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the companies' liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the companies' filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS FOR PEOPLE'S LIBERATION:         ONTACTS FOR CHARLOTTE RUSSE:
People's Liberation                       Stephanie Pillersdorf / Kara Findlay
Darryn Barber, President and CFO          Sard Verbinnen & Co
213-745-2123                              212-687-8080

CCG
Sean Collins, Senior Partner
310-477-9800, ext. 202
www.ccgir.com

                                      # # #